Exhibit 99.1

IDENTIV REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter Revenue of $15.6 Million and Adjusted EBITDA of $(4.2) Million

FREMONT, Calif., August 13, 2015 — Identiv, Inc. (NASDAQ: INVE) today announced financial results for the second quarter (Q2) of 2015. For the second quarter, total revenues were $15.6 million, GAAP gross profit margin was 43% and adjusted EBITDA was $(4.2) million.

“While we are disappointed in the slower than anticipated start to 2015, we are confident in Identiv’s overall strategy with the recent addition of new global customers and strategic partners. We are continuing to focus on the growth areas and have begun implementing cost-reduction activities focused on strengthening our core business of providing identities, as well as ensuring our resources are focused on customer roll-outs and revenue generating products,” said Jason Hart, Identiv CEO.

“As we look forward, we expect to see roll-outs becoming more predictable with large government and multinational customers during the second half of 2015. For example, we are on schedule to release our new premises products as part of our partnership with Cisco this quarter. Additionally, our uTrust TS Reader line was recently certified and approved by the U.S. government, which will help improve the roll-out timeframes with U.S. government customers.”

Second Quarter Financial Highlights Review

In reviewing the results for the second quarter of fiscal year 2015, all figures are compared to the second quarter of fiscal year 2014, unless stated otherwise:

•	Total revenues were $15.6 million compared with $22.3 million in the second quarter of fiscal year 2014 and $14.9 million in the first quarter of 2015. The Company saw stable sales in its premises products but deferred more than $3.2 million in credential sales, which is expected to be recognized in the third quarter of 2015. The decline in the identity reader segment in international regions compared to 2014 continued.

•	The Company has experienced an increase in large customer wins including a major international airline, multiple government agencies and large technology companies, but has seen delays in deployment of these projects resulting in delayed revenue for the quarter.

•	GAAP gross profit margin increased to 43%, compared to 40%, primarily due to product mix and an increase in premises margin, partially offset by a decrease in identity reader margins.

•	Base operating expenses, which include research and development, sales and marketing, and general and administrative costs were $12.9 million, compared to $10.3 million, up 25%. This is primarily the result of an increase in general and administrative (G&A) related expenditures due to a significant increase in legal and accounting professional fees associated with non-core business activities.

•	Adjusted EBITDA for the quarter was $(4.2) million, compared to $(0.4) million, predominantly reflecting the decrease in revenues and the increase in legal and accounting professional fees.

•	GAAP net loss from continuing operations was $(7.4) million in the second quarter of 2015, or $(0.67) per share, compared to a GAAP net loss from continuing operations of $(2.7) million, or $(0.34) per share. The second quarter of 2015 included restructuring costs of $0.02 million and impairment charges related to goodwill of $1.0 million, compared to restructuring costs of $0.6 million and no impairment charges in the second quarter of 2014.

•	The Company was awarded two additional patents since the start of the second quarter.

•	Cash was $30.8 million at June 30, 2015, compared with $36.5 million at December 31, 2014.

Note: Financial results contained in this release reflect the continuing operations of Identiv only and exclude discontinued operations of non-core businesses sold in December 2013, February 2014, and June 2014.

Guidance

As previously stated in a press release on August 4, 2015, the Company is providing guidance for fiscal year 2015 of revenue between $65 million and $70 million and expects adjusted EBITDA to be positive on a run rate basis in the fourth quarter of 2015.

Webcast and Conference Call Information

Identiv will hold an audio webcast and conference call to discuss its second quarter 2015 results today, August 13, 2015, at 2:00 PM PT (5:00 PM ET). The audio webcast can be accessed at identiv.com/investors/ir-events. The conference call can be accessed by dialing 888-771-4371 (toll-free within the U.S.) or +1 847-585-4405 (for international callers) using passcode 40421793. For those unable to attend the live webcast, it will be archived following the event for 30 days at identiv.com/investors/ir-events. A replay of the call will also be available for one week and can be accessed by dialing 888-843-7419 (toll-free within the U.S.) or +1 630-652-3042 (for international callers) using passcode 40421793#.

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About Identiv

Identiv is a global security technology company that establishes identity in the connected world, including premises, information, and everyday items. CIOs, CSOs, and product departments rely upon Identiv’s trusted identity solutions to reduce risk, achieve compliance, and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, trusted authentication, mobility, and cloud services. For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP gross profit margin, non-GAAP operating expenses and adjusted EBITDA. Identiv uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP financial results discussed above exclude items detailed in the reconciliation table contained within this release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Examples of such statements include, without limitation, statements regarding our expectations for additional revenue from new sales partnerships, including but limited to sales under our agreement with Cisco; our ability to establish a stable financial platform on which to execute our strategy to deliver trust solutions; our expectations with respect to sales to government and multinational customers; our expectations from increased investments in sales, marketing and engineering; and our ability to achieve the level of revenues and adjusted EBITDA results for which we have provided guidance. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause our actual business and operating results to differ. Factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to realize cost savings from the restructuring of our operations; our ability to increase revenues through new sales and marketing programs and sales partnerships; our ability to develop successfully and commercialize new products and solutions that satisfy the evolving and increasingly complex requirements of customers; our ability to finance continued investments in technology, products and manufacturing capacity in order to develop products and solutions for our markets; whether the markets in which we participate or target grow, converge or standardize at anticipated rates or at all, including the markets that we are targeting; our ability to compete successfully in the markets in which we participate or target; our ability to meet our sales forecasts; our ability to meet financial covenants of our loan agreement; our ability to meet growing demand for our products; and general global political and economic factors that are beyond our control but may unduly impact our markets and our business. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contacts:

David Isaacs/Leah Polito

Sard Verbinnen & Co

415-618-8750

identiv-IR@sardverb.com

Media Contacts:

Angela Lestar

MSLGROUP

781-684-0770

identiv@mslgroup.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Net revenue	$15,587	$14,934	$22,301	$30,521	$39,155
Cost of revenue	8,941	8,850	13,371	17,791	23,623

Gross profit	6,646	6,084	8,930	12,730	15,532

Operating expenses:
Research and development	2,240	1,992	1,731	4,232	3,233
Selling and marketing	5,467	4,995	5,731	10,462	10,766
General and administrative	5,208	3,065	2,867	8,273	5,910
Impairment of Goodwill	988	—	—	988	—
Restructuring and severance	21	172	612	193	1,049

Total operating expenses	13,924	10,224	10,941	24,148	20,958

Loss from operations	(7,278)	(4,140)	(2,011)	(11,418)	(5,426)
Interest expense, net	(465)	(424)	(506)	(889)	(2,590)
Foreign currency gain (loss), net	438	(1,276)	(159)	(838)	(252)

Loss from continuing operations before income taxes and noncontrolling interest	(7,305)	(5,840)	(2,676)	(13,145)	(8,268)
Income tax (provision) benefit	(63)	(19)	9	(82)	(55)

Loss from continuing operations before noncontrolling interest	(7,368)	(5,859)	(2,667)	(13,227)	(8,323)
Income from discontinued operations, net of income taxes	—	—	57	—	544

Consolidated net loss	(7,368)	(5,859)	(2,610)	(13,227)	(7,779)
Less: (Loss) gain attributable to noncontrolling interest	(1)	67	(6)	66	35

Net loss attributable to Identiv, Inc. stockholders´ equity	$(7,369)	$(5,792)	$(2,616)	$(13,161)	$(7,744)

Basic and diluted net loss per share attributable to Identiv, Inc. stockholders´ equity:
Loss from continuing operations	$(0.67)	$(0.54)	$(0.34)	$(1.21)	$(1.07)
Income from discontinued operations	—	—	0.01	—	0.07

Net loss	$(0.67)	$(0.54)	$(0.33)	$(1.21)	$(1.00)

Weighted average shares used to compute basic and diluted loss per share	10,962	10,702	7,907	10,833	7,739

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$30,846	$36,547
Accounts receivable, net of allowances	13,504	13,612
Inventories	12,475	9,254
Prepaid expenses	1,215	1,002
Other current assets	3,627	1,200

Total current assets	61,667	61,615
Property and equipment, net	4,954	5,311
Goodwill	7,783	8,853
Intangible assets, net	8,003	8,730
Other assets	1,126	1,371

Total assets	$83,533	$85,880

LIABILITIES AND STOCKHOLDERS´ EQUITY
Current liabilities:
Accounts payable	$8,732	$8,372
Earn-out liability	—	3,510
Current portion - payment obligation	659	635
Deferred revenue	4,735	508
Accrued compensation and related benefits	2,113	2,139
Other accrued expenses and liabilities	4,672	4,471

Total current liabilities	20,911	19,635
Long-term payment obligation	5,218	5,545
Long-term financial liabilities	18,017	13,938
Other long-term liabilities	485	630

Total liabilities	44,631	39,748

Total stockholders´ equity	38,902	46,132

Total liabilities and stockholders´equity	$83,533	$85,880

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$8,941	$8,850	$13,371	$17,791	$23,623
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(35)	(29)	(6)	(64)	(11)
Amortization and depreciation	(345)	(332)	(365)	(677)	(727)

Total reconciling items included in GAAP cost of revenue	(380)	(361)	(371)	(741)	(738)

Non-GAAP cost of revenue	$8,561	$8,489	$13,000	$17,050	$22,885

Non-GAAP gross profit margin	45%	43%	42%	44%	42%

Reconciliation of GAAP operating expenses and overhead costs
GAAP operating expenses	$13,924	$10,224	$10,941	$24,148	$20,958
Stock-based compensation and warrant expense	(1,295)	(1,213)	(251)	(2,508)	(446)
Gain of disposal of fixed assets	—	—	—	—	1
Amortization and depreciation	(395)	(397)	(376)	(792)	(766)
Impairment of Goodwill	(988)	—		(988)
Restructuring and severance	(21)	(253)	(612)	(274)	(1,049)

Total reconciling items included in GAAP operating expenses	(2,699)	(1,863)	(1,239)	(4,562)	(2,260)

Non-GAAP overhead costs	$11,225	$8,361	$9,702	$19,586	$18,698

Reconciliation of GAAP net loss to adjusted EBITDA loss
GAAP net loss attributable to Identiv, Inc.	$(7,369)	$(5,792)	$(2,616)	$(13,161)	$(7,744)
Reconciling items included in GAAP net loss:
Provision (benefit) for income taxes	63	19	(9)	82	55
Net gain (loss) attributable to noncontrolling interest	1	(67)	6	(66)	(35)
Income from discontinued operations, net of income taxes	—	—	(57)	—	(544)
Interest expense, net	465	424	506	889	2,590
Foreign currency (gain) loss, net	(438)	1,276	159	838	252
Stock-based compensation and warrant expense	1,330	1,242	257	2,572	457
Amortization and depreciation	740	729	741	1,469	1,493
Gain on disposal of fixed assets	—	—	—	—	(1)
Impairment of Goodwill	988	—	—	988	—
Restructuring and severance	21	253	612	274	1,049

Total reconciling items included in GAAP net loss	3,170	3,876	2,215	7,046	5,316

Adjusted EBITDA loss	$(4,199)	$(1,916)	$(401)	$(6,115)	$(2,428)